EXHIBIT 99.01

Hampshire International Business Park Chineham Basingstoke Hampshire RG24 8EP United Kingdom Tel +44 (0)1256 894000 Fax +44 (0)1256 894708 www.shire.com

Press Release

Shire’s ELAPRASE® (idursulfase) Approved in Japan
For the Treatment of Hunter Syndrome

Basingstoke, UK and Cambridge MA, US –October 4, 2007– Shire plc (LSE: SHP, NASDAQ: SHPGY, TSX: SHQ) announced today that Japan’s Ministry of Health, Labour and Welfare has approved ELAPRASE, a human enzyme replacement therapy for the treatment of Hunter syndrome, for sale and marketing in Japan.  Since its U.S. approval in July 2006, ELAPRASE is now approved for marketing and commercial distribution in 34 countries worldwide.

Hunter syndrome, also known as Mucopolysaccharidosis II (MPS II), is a rare, life-threatening genetic condition mainly affecting males that results from a deficiency in the lysosomal enzyme iduronate-2-sulfatase. Without this enzyme, cellular waste products accumulate in tissues and organs, which then begin to malfunction, leading to severe clinical complications and early mortality.

ELAPRASE, developed by Shire Human Genetic Therapies, Inc. (HGT) is the first and only enzyme replacement therapy approved for people suffering from Hunter syndrome. This medicine is given as a weekly infusion and is designed to replace the deficient iduronate-2-sulfatase enzyme.

As part of an agreement with Genzyme Corporation, Genzyme will manage sales and distribution of ELAPRASE in Japan.

“The approval of ELAPRASE in Japan is another important step in bringing this much-needed treatment to Hunter syndrome patients around the world,” said Sylvie Grégoire, president of Shire HGT, the Shire business focused on genetic diseases.  “We greatly appreciate the commitment and determination invested by the Japanese patients and their families who temporarily moved to the United States to participate in the ELAPRASE pivotal trial.  Their participation in the trial facilitated a rapid approval of ELAPRASE, allowing it to now be available to Hunter syndrome patients in Japan.”

For further information please contact:

Investor Relations	Cléa Rosenfeld (Rest of the World)	+44 1256 894 160

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	Eric Rojas (North America)	+1 484 595 8252

Media	Jessica Mann (Rest of the World)	+44 1256 894 280
	Matthew Cabrey (North America)	+1 484 595 8248

Notes to editors

About ELAPRASE

ELAPRASE is a purified form of the lysosomal enzyme iduronate-2-sulfatase and is produced by recombinant DNA technology in a human cell line.

Shire Human Genetic Therapies is actively tracking health data among individuals affected by Hunter syndrome as part of the company’s long-term outcome survey, called the Hunter Outcome Survey (HOS). HOS is designed to support the gathering, analysis, reporting and sharing of data from around the world about Hunter syndrome. Shire believes that the inclusion of all people affected by Hunter syndrome, whether on therapy or not, and the analysis and dissemination of the information gathered, will allow for better understanding of Hunter syndrome and disease education on a global scale.

More information about ELAPRASE and Hunter syndrome is available through Shire Human Genetic Therapies at +1-866-888-0660 and through Genzyme Japan Corporate Communications at +81-3-3230-8280.

About Hunter Syndrome

Hunter syndrome (MPS II) is a serious genetic disorder mainly affecting males that interferes with the body’s ability to break down and recycle waste substances called mucopolysaccharides, also known as glycosaminoglycans or GAG. Hunter syndrome is one of several related lysosomal storage diseases.

In Hunter syndrome, cumulative build-up of GAG in cells throughout the body interferes with the way certain tissues and organs function, leading to severe clinical complications and early mortality. Physical manifestations for some people with Hunter syndrome may include distinct facial features, a large head and an enlarged abdomen. People with Hunter syndrome may also experience hearing loss, thickening of the heart valves leading to a decline in cardiac function, obstructive airway disease, sleep apnea, and enlargement of the liver and spleen. In some cases, central nervous system involvement leads to progressive neurologic decline.

SHIRE PLC

Shire’s strategic goal is to become the leading specialty biopharmaceutical company that focuses on meeting the needs of the specialist physician. Shire focuses its business on attention deficit and hyperactivity disorder (ADHD), human genetic therapies (HGT), gastrointestinal (GI) and renal diseases. The structure is sufficiently flexible to allow Shire to

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target new therapeutic areas to the extent opportunities arise through acquisitions. Shire believes that a carefully selected portfolio of products with a strategically aligned and relatively small-scale sales force will deliver strong results.

Shire’s focused strategy is to develop and market products for specialty physicians. Shire’s in-licensing, merger and acquisition efforts are focused on products in niche markets with strong intellectual property protection either in the US or Europe.

For further information on Shire, please visit the Company’s website: www.shire.com

"SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

Statements included herein that are not historical facts are forward-looking statements. Such forward-looking statements involve a number of risks and uncertainties and are subject to change at any time. In the event such risks or uncertainties materialize, Shire's results could be materially affected. The risks and uncertainties include, but are not limited to, risks associated with: the inherent uncertainty of pharmaceutical research, product development, manufacturing and commercialization; the impact of competitive products, including, but not limited to the impact of those on Shire's Attention Deficit and Hyperactivity Disorder ("ADHD") franchise; patents, including but not limited to, legal challenges relating to Shire's ADHD franchise; government regulation and approval, including but not limited to the expected product approval date of INTUNIVTM (guanfacine) extended release (ADHD); Shire's ability to secure new products for commercialization and/or development; Shire's ability to benefit from its acquisition of New River Pharmaceuticals, Inc.; the successful development of JUVISTA® (human TGFβ3) and other risks and uncertainties detailed from time to time in Shire plc's filings with the Securities and Exchange Commission, particularly Shire plc's Annual Report on Form 10-K for the year ended December 31, 2006.

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